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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

HOLLY CORPORATION ANNOUNCES SALE OF UTAH AND WYOMING RETAIL ASSETS
Dallas, Texas, August 25, 2003 -- Holly Corporation (AMEX: HOC) announced today that is has sold its retail assets located in Utah and Wyoming to McKee Oil Company. The asset package included twenty-five operating retail sites and three closed properties that Holly acquired from ConocoPhillips on June 1, 2003. Holly will continue to supply the stations with fuel from its Woods Cross Refinery.

"We are excited to have McKee Oil Company as a marketing partner, and we look forward to working with them and the rest of our marketers to provide a reliable motor fuel supply to the communities we serve," said Matthew P. Clifton, President of Holly Corporation.

Holly, headquartered in Dallas, Texas, operates through its subsidiaries a 60,000 bpd refinery located in Artesia, New Mexico that is being expanded to 75,000 bpd, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company's markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company's capital investments and marketing strategies, the Company's efficiency in carrying out construction projects, the successful integration of the Woods Cross refinery, the outcome with respect to the proposed transaction with Frontier Oil Corporation, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
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FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and Chief Financial Officer
Holly Corporation
214/871-3555